Exhibit 99.1

Switch and Data Reports Fourth Quarter and Full Year 2009 Financial and Operating Results

  2009 Revenue Increased 20%
  2009 Adjusted EBITDA Increased 35%
  Strong Quarter in Billed Cabinets

TAMPA, Fla.--(BUSINESS WIRE)--February 16, 2010--Switch & Data Facilities Company, Inc. (NASDAQ: SDXC), a leading provider of network neutral data center and Internet exchange services, today reported financial results for the year ended December 31, 2009 and the fourth quarter.

Results of Operations

Fourth Quarter

Total revenues for the fourth quarter ended December 31, 2009 increased to $55.4 million from $45.8 million in the comparable period in 2008, an increase of 21%. Recurring revenues, which consist of colocation and interconnection services, were $50.6 million in the fourth quarter 2009, an increase of 18% over the same period in the prior year. Non-recurring revenues in the fourth quarter 2009, representing one time installation fees and services, were $4.8 million compared to $2.8 million in the comparable period in 2008. Billed cabinets increased from 8,110 in the third quarter 2009 to 8,588 in the fourth quarter. This was the largest sequential growth in billed cabinets in over three years.

Cost of revenues, excluding depreciation and amortization, for the fourth quarter 2009 was $28.4 million as compared to $24.4 million for the fourth quarter 2008. As a percentage of revenues, cost of revenues improved to 51% in the fourth quarter of 2009 from 53% in the same period of the prior year.

Sales and marketing costs for the fourth quarter 2009 were $5.6 million as compared to $5.0 million in the comparable quarter in 2008. General and administrative expenses were $4.8 million for the fourth quarter as compared to $4.6 million for the fourth quarter 2008.

Other expenses were $2.6 million for the fourth quarter 2009 as compared to $0.1 million in the comparable quarter 2008. These expenses were primarily from the pending acquisition of Switch and Data by Equinix, Inc.

Operating income increased 183% to $5.3 million in the fourth quarter of 2009 as compared to $1.9 million in the comparable period in 2008.

Adjusted EBITDA increased to $19.9 million in the fourth quarter of 2009 as compared to $15.8 million in the comparable period in 2008, an increase of 26%. Adjusted EBITDA margins increased to 36% in the fourth quarter, from 35% in the comparable period in 2008. See “Adjusted EBITDA Reconciliation” for further discussion.

Net loss for the for the fourth quarter of 2009 was $2.1 million, including acquisition related expenses of $2.6 million, or $0.06 per basic and diluted common share as compared to a net loss of $8.5 million or $0.25 per basic and diluted common share in the comparable period in 2008.

Full Year 2009

For the year ended December 31, 2009, total revenues increased to $205.4 million from $171.5 million for the year ended December 31, 2008, an increase of 20%. Recurring revenues were $191.3 million, an increase of 18% over 2008. For the year ended December 31, 2009, non-recurring revenues were $14.2 million, an increase of 44% over the prior year.

For the year ended December 31, 2009, cost of revenues, excluding depreciation and amortization, was $103.1 million, up from $90.1 million for the year ended December 31, 2008. As a percentage of revenues, cost of revenues was 50% in 2009 as compared to 53% in the same period of the prior year.

For the year ended December 31, 2009, sales and marketing costs were $20.7 million as compared to $19.7 million for the same period in 2008. For the year ended December 31, 2009, general and administrative expenses were $19.0 million as compared to $17.7 million for the year ended December 31, 2008.

Other expenses were $3.1 million for the year ended December 31, 2009, as compare to $0.8 million for the year ended December 31, 2008. These expenses were primarily from the pending acquisition of Switch and Data by Equinix, Inc.

For the year ended December 31, 2009, Adjusted EBITDA increased to $76.3 million from $56.5 million in 2008, an increase of 35%.

Net income for the year was $0.4 million, including acquisition related expenses of $2.6 million, or $0.01 per basic and diluted common share as compared to a net loss of $7.0 million or $0.20 per basic and diluted common share in 2008.

Balance Sheet and Cash Flows

Switch and Data had cash and cash equivalents of $28.5 million on December 31, 2009. Bank debt outstanding on December 31, 2009 was $142.5 million. Capital expenditures in the quarter were $8.1 million and $62.5 million for the full year.

Merger with Equinix

On October 21, 2009, Switch and Data and Equinix, Inc. (Nasdaq: EQIX) entered into a definitive agreement for Equinix to acquire Switch and Data in a transaction valued at approximately $689 million in cash and stock, based on Switch and Data’s October 20th market closing price. On January 29, 2010, Switch and Data stockholders voted to approve Switch and Data's merger with and into Sundance Acquisition Corporation, a wholly-owned subsidiary of Equinix. Completion of the merger remains subject to the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the satisfaction or waiver of the other closing conditions specified in the merger agreement between Equinix and Switch and Data. The merger is expected to close in the second quarter of 2010. There can be no assurances that the proposed merger will be consummated.

The merger agreement is attached as Exhibit 2.1 to the Current Report on Form 8-K that Switch and Data filed with the Securities and Exchange Commission (the "SEC") on October 22, 2009.

Switch and Data will not host an investor call.

About Switch and Data

Switch and Data is a premier provider of network-neutral data centers that house, power, and interconnect the Internet. Leading content companies, enterprises, and communications service providers rely on Switch and Data to connect to customers and exchange Internet traffic. Switch and Data has built a reputation for world-class service, delivered across the broadest colocation footprint and richest network of interconnections in North America. Switch and Data operates 34 sites in the U.S. and Canada, provides one of the highest customer satisfaction scores for technical and engineering support in the industry, and is home to PAIX(R) - the world's first commercial Internet exchange.

Important information about Switch and Data is routinely posted to the investor relations section of the website www.switchanddata.com. For copies of all Switch and Data press releases and SEC filings, please visit the website. To automatically receive Switch and Data financial news by email, please visit the website and subscribe to Email Alerts. Investors are encouraged to check Switch and Data's website frequently to access the most up-to-date information.

Forward-Looking Statements

Certain statements herein, particularly in those sections titled "Balance Sheet and Cash Flows” and "Merger with Equinix" are “forward-looking statements.” Such forward-looking statements are not historical facts but instead reflect Switch and Data’s current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of Switch and Data’s control. Words such as expects, believes, estimates, anticipates and similar language indicates forward-looking statements. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. Factors that might cause such differences include, but are not limited to, the failure of a condition to closing of the transaction to be satisfied; and the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated. Further information concerning Switch and Data and its business, including factors that potentially could materially affect Switch and Data's financial results and conditions, as well as its other achievements, are contained in Switch and Data's filings with the SEC. Switch and Data does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Switch & Data Facilities Company, Inc. Consolidated Statements of Operations (in thousands, except earnings per common share) (Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2008	2009	2008	2009
Revenues	$45,774	$55,425	$171,525	$205,438
Costs and operating expenses
Cost of revenues, exclusive of depreciation and amortization	24,377	28,446	90,122	103,133
Sales and marketing	4,993	5,603	19,670	20,733
General and administrative	4,564	4,798	17,659	18,955
Depreciation and amortization	9,954	11,236	30,716	41,473
Lease litigation settlement	-	-	-	700
Total costs and operating expenses	43,888	50,083	158,167	184,994
Operating income	1,886	5,342	13,358	20,444
Interest income	74	11	1,587	56
Interest expense	(10,329)	(4,546)	(19,193)	(15,775)
Loss from debt extinguishment	-	-	(695)	-
Other expense, net	(113)	(2,577)	(768)	(3,063)
Income (loss) from continuing operations before income taxes	(8,482)	(1,770)	(5,711)	1,662
Provision for income taxes	-	(304)	(1,324)	(1,254)
Net income (loss)	(8,482)	(2,074)	(7,035)	408

Income (loss) per common share—basic and diluted
Net income (loss) attributable to common stockholders	$(0.25)	$(0.06)	$(0.20)	$0.01

Weighted average common shares outstanding	34,563	34,604	34,369	34,569

Income (loss) per common share—basic and diluted
Net income (loss) attributable to common stockholders	$(0.25)	$(0.06)	$(0.20)	$0.01

Weighted average common shares outstanding	34,563	34,604	34,369	35,330

Switch & Data Facilities Company, Inc. Consolidated Balance Sheets (in thousands) (Unaudited)

	December 31,	December 31,
	2008	2009
Assets
Current assets
Cash and cash equivalents	$14,706	$28,528
Accounts receivable, net of allowance for bad debts of $818 and $1,056, respectively	11,497	13,930
Prepaids and other assets	2,429	2,849
Total current assets	28,632	45,307
Property and equipment, net	270,286	297,312
Goodwill	36,023	36,023
Other intangible assets, net	18,575	15,274
Other long-term assets, net	5,349	6,464
Total assets	$358,865	$400,380

Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$34,131	$23,741
Derivative liability	7,434	8,713
Current portion of unearned revenue	3,629	3,275
Current portion of deferred rent	455	336
Current portion of customer security deposits	547	577
Current portion of long-term debt	-	14,250
Current portion of capital lease obligation	-	1,934
Total current liabilities	46,196	52,826
Unearned revenue, less current portion	1,858	1,506
Deferred rent, less current portion	18,587	26,287
Customer security deposits, less current portion	376	319
Long-term debt, less current portion	120,000	128,250
Long-term portion of capital lease obligation	50,927	58,364
Total liabilities	237,944	267,552

Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value, authorized 200,000 shares; 34,563 and 34,748 issued and outstanding as of December 31, 2008 and December 31, 2009, respectively	3	3
Preferred stock, $0.0001 par value, authorized 25,000 shares; no shares issued	-	-
Additional paid-in capital	347,909	356,624
Accumulated deficit	(224,534)	(224,126)
Accumulated other comprehensive income (loss)	(2,457)	327
Total stockholders’ equity	120,921	132,828
Total liabilities, preferred stock and stockholders’ equity	$358,865	$400,380

Switch & Data Facilities Company, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)

	For the year ended December 31,
	2008	2009
Cash flows from operating activities:
Net income (loss)	$(7,035)	$408
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	26,624	37,861
Amortization of debt issuance costs	667	921
Amortization of other intangible assets	4,092	3,617
Loss on debt extinguishment	695	-
Stock compensation expense	6,314	6,292
Provision for bad debts, net of recoveries	839	1,150
Deferred rent	6,094	7,289
Change in fair value of derivative	6,884	1,279
Loss (gain) on disposal of fixed assets	5	(99)
Changes in operating assets and liabilities, net of acquired amounts
Increase in accounts receivable	(3,509)	(3,451)
Increase in prepaids and other assets	(997)	(411)
Increase in other long term assets	(189)	(651)
Increase in accounts payable, accrued expenses, and other liabilities	5,003	252
Decrease (increase) in unearned revenue	127	(869)
Net cash provided by operating activities	45,614	53,588

Cash flows from investing activities:
Purchase of property and equipment	(154,710)	(62,629)
Proceeds from sale of property and equipment	-	115
Net cash used in investing activities	(154,710)	(62,514)

Cash flows from financing activities:
Principal payments under long-term debt	(38,188)	-
Principal payments under capital lease	-	(953)
Proceeds from long-term debt	120,000	22,500
Proceeds from exercise of stock options	997	2,423
Excess Tax Benefits from stock-based compensation	93	-
Debt issuance and amendment costs	(4,039)	(1,388)
Net cash provided by financing activities	78,863	22,582

Net increase (decrease) in cash and cash equivalents	(30,233)	13,656
Effect of exchange rate changes on cash	(656)	166
Cash and cash equivalents:
Beginning of the period	45,595	14,706
End of the period	$14,706	$28,528

Additional Information

	For the three months ended December 31,				For the year ended December 31,
($ in Thousands)	2008		2009		2008		2009
Revenues
Colocation	$29,021	64%	$34,557	62%	$108,504	63%	$129,815	63%
Interconnection	13,918	30%	16,049	29%	53,192	31%	61,445	30%
Recurring Total	$42,939	94%	$50,606	91%	$161,696	94%	$191,260	93%
Non-recurring	2,835	6%	4,820	9%	9,829	6%	14,178	7%
Total	$45,774	100%	$55,426	100%	$171,525	100%	$205,438	100%

	December 31,	December 31,
	2008	2009
Number of cross connects	21,149	22,277
Cabinet equivalents billed	7,596	8,588
Utilization rate	58.4%	61.3%

	For the three months ended
	December 31,	December 31,
	2008	2009
Percentage of sales to existing customers	84%	92%
Churn as a percentage of recurring revenues	1.5%	1.4%

New Sales (in thousands):
Recurring revenue *	$1,305	$1,640
Non-recurring revenue **	1,717	2,339
New Sales	$3,022	$3,979

*Recurring revenues represent new service agreements entered into by new and existing customers during the given quarter. Revenues from these agreements will recur monthly over the life of the agreement.

**Non-recurring revenues represent the one-time installation fees associated with new service agreements. These one-time fees are billed to customers upon completion of the installation service and such revenues are recognized on a straight-line basis over the life of the agreement.

Adjusted EBITDA Reconciliation

The following is a reconciliation of Switch and Data’s operating income (loss) to Adjusted EBITDA for the periods ended December 31, 2008 and December 31, 2009. This reconciliation can also be found on Switch and Data’s website in the Investor Relations section.

Switch and Data defines "Adjusted EBITDA" as operating income from continuing operations, plus depreciation and amortization, stock-based compensation expense and other non-cash items such as deferred rent. Switch and Data calculates Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues.

Switch and Data uses Adjusted EBITDA as follows:

  As a measurement of operating performance because they assist management in comparing the results on a consistent basis as Adjusted EBITDA removes the impact of items not directly resulting from operations;
  For planning purposes, including the preparation of the internal annual operating budget;
  To establish targets for certain management compensation; and
  To evaluate its capacity to incur and service debt, fund capital expenditures and expand the business.

Adjusted EBITDA as calculated by the Switch and Data is not necessarily comparable to similarly titled measures used by other companies. In addition, Adjusted EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund Switch and Data’s cash flow needs; and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or other financial information as determined under GAAP.

Switch and Data prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. Investors are encouraged to evaluate each adjustment and the reasons Switch and Data considers them appropriate. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, investors should be aware that in the future Switch and Data may incur expenses similar to the adjustments in this presentation. Switch and Data’s presentation of Adjusted EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

	For the three months ended December 31,		For the year ended December 31,
(in thousands)	2008	2009	2008	2009
Operating income	$1,886	$5,342	$13,358	$20,444
Depreciation and amortization	9,954	11,236	30,716	41,473
Lease litigation settlement	-	-	-	700
Deferred rent expense, non-cash	2,385	1,563	6,094	7,289
Loss (gain) on disposal of fixed assets (1)	(2)	90	4	1
Stock-based compensation expense (2)	1,606	1,668	6,312	6,292
Legal expenses for real estate litigation (3)	-	-	63	65
EBITDA	$15,829	$19,899	$56,547	$76,264

Footnotes:

(1) Loss (gain) on disposal of fixed assets is a non-cash component of Adjusted EBITDA. These expenses may be included in both the General and administrative and Cost of revenues line items of the Statement of Operations.

(2) Stock-based compensation expense is a non-cash expense to Switch and Data that can be found on the Statement of Cash Flows.

(3) Switch and Data has incurred legal expenses for lawsuits brought by several landlords for breach of lease agreements. These expenses are included in the General and administrative line item of the Statement of Operations.

CONTACT:
Switch & Data Facilities Company, Inc.
Investor Relations
Seth Potter, 646-277-1230
or
Idalia Rodriguez, 203-682-8264
ir@switchanddata.com